Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL 2022 RESULTS

— Net Sales and Net Income Per Diluted Share for the Second Quarter Exceed Expectations —

— Net Sales of $483.1 Million for the Second Quarter vs. $297.2 Million Last Year —

— Net Income Per Diluted Share of $0.39 for the Second Quarter vs. a Net Loss Per Share of ($0.31) Last Year —

— Ends Second Quarter With Cash and Credit Facility Availability of Approximately $900 Million —

— Increases Guidance for Fiscal Year 2022 —

New York, New York – September 2, 2021 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2022, ended July 31, 2021.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We delivered outstanding second quarter results that exceeded our guidance for both the top and bottom lines. Throughout the pandemic, we navigated through the challenges as our world class teams have remained focused on delivering positive results. We are encouraged by the strong consumer demand that we are seeing for apparel and accessories. Although some uncertainties remain, we feel good about our business, giving us the confidence to raise our guidance.”

Mr. Goldfarb concluded, “The strength in our casual categories continues. We are also pleased to see increased demand for broader lifestyle categories, including dresses and career wear. G-III’s diversified product categories ranging across our globally recognized power brands, DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris, position us well to meet the increasing demand for our products.”

Net sales for the second quarter ended July 31, 2021 increased 62.5% to $483.1 million from $297.2 million in the prior year’s quarter. The Company reported net income for the second quarter of $19.2 million, or $0.39 per diluted share, compared to a net loss of $15.0 million, or $(0.31) per share, in the prior year’s quarter.

The Company completed the restructuring of its retail operations segment during fiscal 2021 and closed the Wilsons Leather and G.H. Bass stores. Included in the Company’s results for the second quarter of last year are net losses from the Wilsons Leather and G.H. Bass store operations of $25.6 million, or $(0.53) per diluted share. These results reflect direct store operations including impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution expenses. These operating results for Wilsons Leather and G.H. Bass are presented solely to provide the historical operating results of the portion of the Company’s retail operations segment that was closed and are not intended to be used to develop expectations for future results of the Company or to indicate any future level of profitability of the Company.

Outlook

The Company today raised its guidance for the fiscal year ending January 31, 2022. As the developments associated with the COVID-19 pandemic continue to be fluid, the Company’s fiscal year 2022 guidance contemplates the expected impact from the current supply chain conditions, including expected increased shipping costs and delays in receipt of goods. However, the guidance does not contemplate any reimposition of government-mandated store closures or other governmental restrictions as a result of the COVID-19 pandemic which could have a material impact on our net sales, results of operations and supply chain during fiscal 2022. The Company’s fiscal 2022 results could differ materially from its current outlook as a result of the occurrence of any of these or other uncontemplated events.

For fiscal 2022, the Company expects net sales of approximately $2.70 billion and net income between $155.0 million and $165.0 million, or between $3.10 and $3.20 per diluted share. The Company previously forecasted net sales of approximately $2.57 billion and net income between $125.0 million and $135.0 million, or between $2.60 and $2.70 per diluted share. This compares to net sales of $2.06 billion and net income of $23.5 million, or $0.48 per diluted share, last year. Last fiscal year’s results included net sales of $91.8 million and a net loss of $(1.14) per diluted share associated with the Wilsons Leather and G.H. Bass store operations.

For the third quarter of the current 2022 fiscal year, we expect net sales of approximately $1.00 billion and net income between $80.0 million and $90.0 million or $1.65 and $1.75 per diluted share. This compares to net sales of $826.6 million and net income of $63.2 million or $1.29 per diluted share in last year’s third quarter. The results for last year’s third quarter included net sales of $38.2 million and a net loss per diluted share of $(0.25) associated with the Wilsons Leather and G.H. Bass store operations.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 outbreak, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020

	(Unaudited)

Net sales	$483,081	$297,212	$1,002,991	$702,343
Cost of goods sold	290,203	162,519	614,644	443,249
Gross profit	192,878	134,693	388,347	259,094

Selling, general and administrative expenses	146,840	122,102	288,443	276,722
Depreciation and amortization	7,098	9,691	14,142	19,558
Asset impairments, net of gain on lease modifications	—	14,302	—	17,489
Operating profit (loss)	38,940	(11,402)	85,762	(54,675)

Other income (loss)	1,975	1,943	3,795	(113)
Interest and financing charges, net	(12,574)	(9,177)	(24,578)	(19,556)
Income (loss) before income taxes	28,341	(18,636)	64,979	(74,344)

Income tax expense (benefit)	9,235	(3,660)	19,494	(20,073)
Net income (loss)	19,106	(14,976)	45,485	(54,271)
Less: Loss attributable to noncontrolling interests	(62)	—	(4)	—
Net income (loss) attributable to G-III Apparel Group, Ltd.	$19,168	$(14,976)	$45,489	$(54,271)

Net income (loss) attributable to G-III Apparel Group, Ltd. per common share:
Basic	$0.40	$(0.31)	$0.94	$(1.13)
Diluted	$0.39	$(0.31)	$0.92	$(1.13)

Weighted average shares outstanding:
Basic	48,476	48,214	48,427	48,121
Diluted	49,523	48,214	49,502	48,121

Selected Balance Sheet Data (in thousands):	At July 31,
	2021	2020

	(Unaudited)

Cash and cash equivalents	$509,988	$252,798
Working capital	976,289	701,305
Inventories	499,337	574,767
Total assets	2,553,586	2,269,814
Long-term debt	517,641	408,720
Operating lease liabilities	190,238	231,983
Total stockholders' equity	1,380,612	1,237,749

SELECT STATEMENT OF OPERATIONS DATA OF WILSONS LEATHER AND G.H. BASS STORES

(In thousands, except per share amounts)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2020	2020	2020	2021	2021

	(Unaudited)
Net sales	$19,293	$19,667	$38,175	$14,713	$91,848

Operating loss	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss before income taxes	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss, net of taxes	$(14,980)	$(25,643)	$(12,005)	$(8,615)	$(55,739)

Operating loss per common share:
Basic	$(0.31)	$(0.53)	$(0.25)	$(0.18)	$(1.16)
Diluted	$(0.31)	$(0.53)	$(0.25)	$(0.17)	$(1.14)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2019	2019	2019	2020	2020

	(Unaudited)
Net sales	$52,589	$53,596	$59,848	$85,478	$251,511

Operating loss	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss before income taxes	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss, net of taxes	$(5,458)	$(6,267)	$(4,068)	$(15,903)	$(31,696)

Operating loss per common share:
Basic	$(0.11)	$(0.13)	$(0.09)	$(0.33)	$(0.66)
Diluted	$(0.11)	$(0.13)	$(0.08)	$(0.33)	$(0.65)

The tables above reflect the four wall operations of Wilsons Leather and G.H. Bass stores, which are included in the consolidated operating results of the Company. As part of our retail restructuring, we closed these stores. The results for this portion of our retail operations segment include impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution center expenses. Corporate overhead charges, shared administrative expenses and shared distribution center expenses have been excluded as these expenses will continue to be incurred by the Company notwithstanding the restructuring of its retail operations segment. The Company continues to evaluate to what extent these expenses might be able to be reduced now that the restructuring has been completed. No interest expense has been allocated in calculating these operating results. The tax rates used assume the same overall effective rate that is reflected in the Company’s consolidated financial statements for fiscal 2021 and fiscal 2020. The tables above also reflect the results of operations of the Company’s four Calvin Klein Performance stores that were closed as part of the retail restructuring. The operating results of the four Calvin Klein Performance stores are also included in the consolidated operating results of the Company.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

SVP of Investor Relations and Treasurer

(646) 473-5228

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235